CERTIFICATE OF INCORPORATION
                                       OF
                                 PROTALEX, INC.
                             A DELAWARE CORPORATION


                                   ARTICLE I

         The name of the Corporation is Protalex, Inc.


                                   ARTICLE II

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE III

         The address of its registered office in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

                                   ARTICLE IV

         The name and mailing address of the incorporator is: Nancy A. Crane, 600 West Broadway, Suite 2600, San Diego, California 92101.


                                    ARTICLE V

         The aggregate number of shares which the corporation shall have authority to issue is Forty Million (40,000,000) shares of common stock, par value $0.00001 per share.

                                   ARTICLE VI

         1. Indemnification of Directors. A director of the corporation shall not be personally liable to the corporation for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

         2. Indemnification of Officers and Agents. The Corporation is authorized to provide indemnification of its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

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         THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of March, 2004.



                                               /s/ Nancy A. Crane
                                               --------------------------------
                                                   Nancy A. Crane, Incorporator